EXHIBIT 1

AGREEMENT OF JOINT FILING

GEORGIA EXPLORATION INC.

COMMON SHARES

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of each of them of a Statement on Schedule 13D, and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

IN WITNESS  WHEREOF, the undersigned hereby execute this Agreement as of January 15, 2007.

/s/ Don Sytsma Don Sytsma
HARBOUR ENCAP LLC By: /s/ Don Sytsma Its: Managing Member Print Name: Don Sytsma